As filed with the Securities and Exchange Commission on September 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ChipMOS TECHNOLOGIES (Bermuda) LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

(Address of Principal Executive Offices)

ChipMOS TECHNOLOGIES (Bermuda) LTD. SHARE OPTION PLAN 2011

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Shou-Kang Chen

Chief Financial Officer

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Telephone: (886) 3 563 3988

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.04 per share	1,000,000 shares	$5.990	$5,990,000	$695.44

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional common shares of ChipMOS TECHNOLOGIES (Bermuda) LTD. that become issuable under its Share Option Plan 2011 by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of issued and outstanding shares of our common shares.
(2)	In accordance with Rule 457(h), the aggregate offering price is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices (rounded to the nearest cent) reported on the NASDAQ Capital Markets on September 19, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

(a) The Annual Report of the Registrant on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on June 3, 2011.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2010.

(c) The description of the Registrant’s common shares, contained in the Registrant’s Registration Statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

All documents filed with or furnished to the Commission by the Registrant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F and reports on Form 6-K, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Companies Act 1981 of Bermuda (as amended) (the “Bermuda Companies Act”) requires every officer, including directors, of a Bermuda company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Bermuda Companies Act further provides that any provision whether in the bye-laws of a company or in any contract between the company and any officer exempting such officer from, or indemnifying him or her against, any liability which by virtue of any rule of law would otherwise attach to him or her, in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company, shall be void.

Under the bye-laws of the Registrant, every director, officer, resident representative and committee member of the Registrant shall be indemnified out of the funds of the Registrant against all liabilities, loss, damage or expense, including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him or her as director, officer, resident representative or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Bermuda Companies Act as discussed above.

The bye-laws of the Registrant also contain provisions for the advancement of funds to the directors, officers and other indemnified persons of the Registrant for expenses incurred in defending legal proceedings against them arising from the course of their duties. If any fraud or dishonesty on the part of the director, officer or other indemnified person concerned is proved, any such funds advanced to him or her must be repaid.

Under the bye-laws of the Registrant, the shareholders of the Registrant agree to waive any claim or right of action he, she or it may at any time have against any director, officer or committee member of the Registrant on account of any action taken by such director, officer or committee member or the failure of such director, officer or committee member to take any action in the performance of his or her duties with or for the Registrant provided however that such waiver shall not apply to any claims or rights of action arising out of the fraud of such director, officer or committee member or to recover any gain, person profit or advantage to which such director, officer or committee member is not legally entitled.

The Registrant also maintains a directors’ and officers’ liability insurance policy on behalf of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hsinchu, Taiwan, Republic of China, on September 21 , 2011.

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman and Director/ Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shou-Kang Chen as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature/Name	Title	Date

/s/ Shih-Jye Cheng Shih-Jye Cheng	Chairman and Director/Chief Executive Officer	September 21, 2011

/s/ Shou-Kang Chen Shou-Kang Chen	Chief Financial Officer and Director	September 21, 2011

/s/ Chin-Shyh Ou Chin-Shyh Ou	Deputy Chairman and Director	September 21, 2011

Hsing-Ti Tuan	Director

Yeong-Her Wang	Director

/s/ John Yee Woon Seto John Yee Woon Seto	Director	September 20, 2011

Chao-Jung Tsai	Director

Rong Hsu	Director

/s/ Antonio R. Alvarez Antonio R. Alvarez	Director	September 20, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ChipMOS TECHNOLOGIES (Bermuda) LTD., has signed this Registration Statement on September 21, 2011.

ChipMOS U.S.A., INC.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Memorandum of Association of ChipMOS TECHNOLOGIES (Bermuda) LTD. (Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-13218), filed on February 28, 2001)

4.2	Bye-laws of ChipMOS TECHNOLOGIES (Bermuda) LTD. (Incorporated by reference to our Annual Report on Form 20-F (File No. 0-31106), filed on June 4, 2009.)

4.3	ChipMOS TECHNOLOGIES (Bermuda) LTD. Share Option Plan 2011, filed herewith.

5.1	Opinion of Appleby on the validity of the securities being registered, filed herewith.

23.1	Consent of independent registered public accounting firm - Moore Stephens, filed herewith.

23.2	Consent of Appleby (see Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages hereof).